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                                                                     EXHIBIT 5.1

                              [LETTERHEAD OF DAVIS POLK & WARDWELL]

                                                               December 30, 1999

The LTV Corporation
200 Public Square
Cleveland, OH 44114

Ladies and Gentlemen:

         We have acted as special counsel to The LTV Corporation, a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 11 3/4% Senior Notes due 2009 (the "New Notes") for any and all of its outstanding 11 3/4% Senior Notes due 2009 (the "Old Notes").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer will be valid and binding obligations of the Company enforceable in accordance with their terms, except as the foregoing may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.



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         This opinion is rendered to you in connection with the above matter.
This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that U.S. National Trust Association, N.A., as Exchange Agent for the Exchange Offer may rely upon this opinion as if it were addressed directly to it.


                                                       Very truly yours,

                                                       /s/ Davis Polk & Wardwell
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